Golden Phoenix Minerals, Inc.
1675 East Prater Way, Suite 102
Reno, NV 89434

December 2, 2010

Crestview Capital Master, LLC
95 Revere Drive, Suite A
Northbrook, IL 60062

Re:	Amended and Restated Debt Restructuring Warrants dated as of
February 6, 2009, entered into on October 29, 2009

To whom it may concern:

This letter amends that certain Letter Agreement dated September 24, 2010 by Golden Phoenix Minerals, Inc. (“Golden Phoenix”) in favor of Crestview Capital Master, LLC (“Crestview”) (the “Letter Agreement”) pursuant to that certain Bridge Note and Debt Restructuring Agreement (“Restructuring Agreement”) entered into by the parties dated as of January 30, 2009.  Crestview is the holder of that certain Amended and Restated Debt Restructuring Warrant dated February 6, 2009 to purchase 23,000,000 shares of common stock of Golden Phoenix at a purchase price of $0.03 per share (the “Warrants”).  Paragraphs (1) through (4) of the Letter Agreement are hereby amended to read as follows:

1.
Crestview hereby grants Golden Phoenix the option to purchase 15,000,000 of the Warrants at a purchase price of $0.0285 per Warrant share (the “Option”).  Golden Phoenix may exercise its Option to purchase those Warrants as set forth herein any time on or before December 15, 2010 (the “Option Period”).  All other Warrants not repurchased by Golden Phoenix according to the terms of the Option shall remain in full force and effect according to their terms.

2.
The parties acknowledge that per the terms of the Letter Agreement, Golden Phoenix previously paid Crestview the aggregate sum of fifty thousand dollars ($50,000) (the “Deposit”) based on the closing price of Golden Phoenix’s common stock exceeding $0.06 as quoted by the OTC Bulletin Board, and such Deposit is to be applied to the ultimate exercise of the Option and repurchase of up to 15,000,000 of the Warrants; notwithstanding the foregoing, if Golden Phoenix does not exercise the Option, such $50,000 deposit will be forfeited.

3.
It is understood and agreed that except as may be modified to reflect the terms of any sale of the Warrants pursuant to the Option, the Warrants shall remain in full force and effect, as provided therein.  The parties agree to execute any further documents as may be necessary to effectuate the transactions contemplated herein.

4.
Each party represents to the other that this letter agreement and the instruments to be executed by each pursuant hereto have been duly authorized by all requisite corporate action and is or will be binding and enforceable in accordance with its terms.

Kindly confirm your agreement to the foregoing by signing a copy hereof at the place provided below and return that copy to the undersigned.

Very truly yours,

Golden Phoenix Minerals, Inc.

By: /s/ Thomas Klein
Name: Thomas Klein
Title: Chief Executive Officer

ACCEPTED AND AGREED:

By:  Crestview Capital Partners, L.P.
            (sole manager)

By: /s/ Daniel Warsh
Name: Daniel Warsh
Title: Manager